Exhibit 99.2

LightPath Technologies – New Product Announcement

MWIR Aspheric Collimating Lens

LightPath Technologies introduces Molded Aspheric Collimating Lens for MWIR laser diodes.

(January 21, 2008) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies is introducing a new aspheric molded lens for collimating light from MWIR, such as quantum cascade lasers (QCL). The 390035 lens expands the range of LightPath Technologies Infrared Aspheric Lens product line to specifically target lasers with a wavelength between 2 microns and 5 microns.

This lens is manufactured from LightPath’s Black Diamond™ IR Glass and has a high numerical aperture designed for maximum light collection from quantum cascade lasers. The aspheric design enables a single lens to replace complex multiple component optical system. Anti-Reflective coatings are available for the MWIR (1.8µm – 3 µm and 3 µm – 5 µm).

Quantum Cascade Lasers are used for a variety of applications including homeland security, biomedical analysis, and chemical detection.

LightPath Technologies Inc. will be exhibiting the MWIR/LWIR Collimating Lenses in Booth 632 at SPIE 2008 Photonics West Conference in San Jose, California, January 22nd through January 24th.

LightPath Technologies Inc. (NASDAQ: LPTH) manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Jim Magos, Senior Vice President, Sales & Marketing LightPath Technologies, Inc. Phone: (407) 382-4003 Email: jmagos@lightpath.com Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies